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Exhibit 3.3

FORM NO. 7a	Registration No. 37395

CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Flagstone Reinsurance Holdings Limited

  was delivered to the Registrar of Companies of the 17th day of November, 2005 in

  accordance with section 45(3) of the Companies Act 1981 ("the Act").

Given under my hand and Seal of the
REGISTRAR OF COMPANIES this
21st day of November, 2005
for Registrar of Companies

Capital prior to increase:	US$	12,000.00

Amount of increase:	US$	1,488,000.00

Present Capital:	US$	1,500,000.00

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  Exhibit 3.3
CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL